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                                  Exhibit 23.2






INDEPENDENT AUDITORS' CONSENT


We consent to use in this registration statement of Lifecodes Corporation on Form S-1 of our report dated December 24, 1997 (July 13, 1988 as to Notes 13 and 5(e)) on the consolidated financial statements of Lifecodes Corporation, our report dated May 22, 1998 (July 13, 1998 as to note 13) on the supplemental consolidated financial statements of Lifecodes Corporation, our report dated May 22, 1998, on the financial statements of Micro Diagnostics Inc., our report dated June 19, 1998 on the financial statements of International Support for Bone Marrow Drives, Ltd., and our report dated May 26, 1998 on the financial statements of GeneScreen, Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Stamford, Connecticut

July 15, 1998